Exhibit 10.26

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956. Code-name
Dated: 11th September 2008	SALEFORM 1993 Revised 1966, 1983 and 1986/87.

MAROWN NAVIGATION LIMITED

2nd Floor, Railway Chambers, Bank Circus, Douglas IMI 5AB, Isle of Man

c/o POLARIS SHIPMANAGEMENT COMPANY LIMITED of 2nd Floor, Railway Chambers,

Bank Circus, Douglas IMI 5AB, Isle of Man

hereinafter called the Sellers, have agreed to sell, and

GLOBAL SHIP LEASE INC.

Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands or a company nominated by Global Ship Lease Inc. in accordance with Clause 22 of this Agreement, guaranteed by Global Ship Lease Inc.

hereinafter called the Buyers, have agreed to buy

Name: Hull Number YZJ2007-789

according to the attached Building Contract and the Specifications (Exhibit A&B)

Classification Society/Class: GL +100A5, “Container Ship”, IW, NAV-0, RSD, SOLAS II-2 Reg.19, BWM-F, +MC, AUT

Built: Under construction; contractual delivery date: 29th October 2010 under the Building Contract (defined in Clause 17)	By: Jiangsu New Yangzi Shipbuilding Co. Ltd, and Jiangsu Tianyuan Marine Import & Export Co. Ltd, Jiangsu, People’s Republic of China (the Builders)

Flag: Marshall Islands Place of Registration: Majuro

Call Sign: TBA	Grt/Nrt: TBA

Register Number: TBA

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open in Isle of Man, Germany, London, Amsterdam and the country of the currency stipulated for the Purchase Price in Clause 1.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price

USD 77,385,000.- (United States Dollars Seventy Seven Million Three Hundred Eighty Five Thousand)

The Purchase Price hereabove includes all extras ordered and reduced by any savings agreed by the Sellers until the date of this Agreement.

2.	Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price i.e. USD 7,738,500.- (United States Dollars Seven Million Seven Hundred Thirty Eight Thousand and five Hundred) within 5 (five) banking days after this Agreement has been signed by both parties and exchanged by fax/pdf and condition precedent in accordance with Clause 23 is fulfilled. This deposit shall be placed with * * * and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, to be credited to the Buyers. Any fee charged for opening and holding the said deposit shall be borne equally by the Sellers and the Buyers and deducted from payments to the parties.

3.	Payment

The balance of the said Purchase Price of USD 69,646,500.- (United States Dollars Sixty Nine Million Six Hundred Forty Six Thousand and Five Hundred) plus or minus any amount due to changes in the Makers’ List or according to Clauses 7, 18 and 19 shall be paid in full free of bank charges to * * *, latest 1 (one) day prior to the Expected Delivery Date of the Vessel. Such funds to be held to the order of the Buyers or their remitting bank until the Vessel is delivered to the Buyers under the terms and conditions of this Agreement. Such funds, held to the order of the Buyers or their remitting bank, shall only be released to the Sellers against receipt by the Sellers’ bank of a fax copy of the Protocol of Delivery & Acceptance of the Vessel duly signed by both the Buyers and Sellers’ authorised representatives. The Deposit, as per Clause 2 above, to be also released, net of any Interest, in favour of the Sellers upon signatures and fax. exchange of the Protocol of Delivery & Acceptance by the authorised representatives of the Sellers and the Buyers. Interests accrued on the Deposit as per Clause 2 above shall belong to the Buyers.

If the delivery of the Vessel fails to take place within 3 (three) banking days of the Expected Delivery Date (see Clause 5), the funds shall then be returned to the Buyers’ remitting bank upon the Buyers or their remitting bank first instruction, unless the failure is due to Buyers’ default according to Clause 13 in which case the amount of the Deposit as per Clause 2 hereabove are forfeited to the Sellers,

It is clearly understood that the above amounts to be released to the Sellers only on delivery of the Vessel and in exchange of the delivery documents, after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	DELETED IN FULL

* * * Redacted

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel’s building schedule and shall provide the Buyers with notices which include but are not limited to 90, 60, 30 and 10 days approximate notice and 5, 2 and 1 days definite notice of the time of delivery (the “Expected Delivery Date”). When the Vessel is in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in Builders’ shipyard in Jiangsu in the Sellers’ option.

Expected time of delivery: on or before or after 29th October 2010, but always simultaneously back to back with delivery of the Vessel from the Builders to the Sellers in accordance with the Building Contract.

Date of cancelling (see Clause14): in accordance with the Sellers’ right to rescind, cancel or terminate the Building Contract as provided for therein. See also Clause 18.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit as per Clause 2 hereabove, together with interest earned, shall be released and repaid immediately to the Buyers, together with all Owner’s Supply provided or paid for by the Buyers as recovered by the Sellers from the Builders’ insurances, whereafter this Agreement shall be null and void.

DELETED IN FULL

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore according to the Building Contract (Exhibit A), at the time of delivery of the Vessel from the Builders to the Sellers. All spare parts and spare-equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery of the Vessel from the Builders to the Sellers in accordance with the Building Contract used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement after delivery from the Builders but prior to delivery to the Buyers, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment in accordance with the Makers’ List shall be included in the sale without extra payment.

The Buyers shall take over the remaining bunkers on board the Vessel at the time of delivery of the Vessel from the Sellers to the Buyers and pay the Sellers’ last net paid prices (excluding barging expenses) as evidenced by invoices/vouchers.

The Sellers shall be responsible for providing the items as defined in the Makers’ List at no extra cost to the Buyers except for any further items which would be added after the date of this Agreement.

For the avoidance of doubt: Owners’ Supply includes but is not limited to lubricating oil, lashing material and initial supply which shall be supplied, in accordance with the Building Contract and the Specifications, and paid for by the Buyers. The supply of the Owners’ supply as above shall be carried out at the own risk and expense of the Buyers.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

Clause 7 (continuing):

However, if the Vessel is not delivered to the Buyers due to the Sellers’ default, the Buyers shall be re-imbursed by the Sellers for the Owner’s Supply including but not limited to lubricating oils, lashing material and initial supply at the Buyers’ reasonable net prices evidenced by invoices / vouchers.

8.	Documentation

The place of closing: Jiangsu

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents reasonably required by the Buyers for the legal transfer of title and the Buyers’ registration of the Vessel and which to include as originals unless otherwise provided:

a)	Legal Bill of Sale in a form recordable in (please advise) (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Certificate of Ownership issued by the competent authorities of the flag state of the Vessel-dated not more than 2 (two) working days prior to the date of delivery.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Certificate Issued by the competent authorities stating that the Vessel is free from registered encumbrances-dated not more than 2 (two) working days prior to the date of delivery.

e) Notarised copy of the Builders’ Certificate or original if Sellers do not register.

f) Commercial Invoice for (i) the Vessel and (ii) other items such as bunkers.

g) Protocol of Trials.

h) Protocols of Inventory.

i) Protocols of Deadweight Determination and Inclining Experiment as stipulated in the Specifications.

j) Declaration of Warranty issued by the Builder.

k) Assignment of Builders’ Warranty as per Clause 18 vi g)

l) Finished Drawings and Plans pertaining to the Vessel as stipulated in the Specifications.

m) All certificates, drawings and plans required to be furnished upon delivery of the Vessel pursuant to the Building Contract and the Specification. If formal certificates are not obtainable upon delivery of the Vessel and only in the event that the Classification Society, Registry and other regulatory bodies so accept, the Sellers shall furnish the Buyers with provisional certificates which are obtainable in lieu of such formal ones and as soon as practicable after delivery but before the expiry of the provisional certificate, the Sellers shall submit the formal certificates to the Buyers.

n)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible in advance of the delivery.

o) All documents as listed on pages 24-25 of the Specifications (No. M2007M015-001).

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers, and the quantities luboils and bunkers remaining on board at the time of delivery of the Vessel.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., as ashore and which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery under this Agreement, is free from all charters (save for the Charter referred to in Clause 23), encumbrances, mortgages and maritime liens or any other liens, taxes, debts or claims whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery from the Sellers to the Buyers.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery (Please also see Clause 24 in the Appendix No. 1)

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in accordance with the Building Contract.

12.	Name/markings

The Buyers shall have the right to nominate the Vessel’s initial name and funnel markings for delivery of the Vessel from the Builders to the Sellers, provided same has been agreed by the Charterers.

13.	Buyers’ default

A) The parties agree that the Buyers shall be in default of performance of their obligations under this Agreement in the following cases:

1) If the Buyers fail to lodge the Deposit or pay the Purchase Price in accordance with the Clauses 2 and 3 hereof when due and Buyers fail to remedy same within 3 (three) banking days after receipt by the Buyers of a default notice from the Sellers; or

2) If the Buyers shall commit any material breach of this Agreement and shall fail to remedy same within 5 (five) banking days of receipt by the Buyers of an enforcement notice from the Sellers by fax; or

3) If the Buyers fail or delay, without legal justification under this Agreement, to take delivery of the Vessel after the receipt by the Buyers of the Notice of Readiness in accordance with Clause 5 above; or

4) If a petition is presented or an order or an effective resolution is passed for the winding up of the Buyers or the performance guarantor of the Buyers or if a receiver or a preliminary receiver or an administrative receiver (or equivalent) is appointed over the whole or any substantial part of the undertaking or property of the Buyers or the performance guarantor of the Buyers or if the Buyers or the performance guarantor of the Buyers become insolvent or suspend payment generally of their debts or cease to carry on their business or make any special arrangements, voluntary arrangements or composition with their creditors or any proceedings are commenced relating to the whole or a substantial portion of the property of the Buyers or the performance guarantor of the Buyers under any re-organisation, arrangement or readjustment of debt, dissolution, winding-up, adjustement, composition bankruptcy or liquidation law or statute of any jurisdiction whether now or hereafter in effect; or

5) If any of the Buyer’s representations and/or warranties under Clause 20 are untrue or incorrect or inaccurate in a material respect; or

B) If the Buyers or the performance guarantor of the Buyers, as the case maybe, are in default as defined under Clause 13 (A) above, the Sellers shall have the right to cancel this Agreement by giving notice in writing to the Buyers. In such a case the amount of the Deposit as per Clause 2 hereabove shall be forfeited, including the interests thereon, to the Sellers. This shall be the Sellers’ sole remedy and the Sellers shall have no claim against the Buyers for any further loss or damage howsoever caused.

C) If the Buyers are in default as to delaying the payment of the amount of the Deposit as per Clause 2 hereabove, the balance of the Purchase Price as per Clause 3 or any other payment owed to the Sellers as per this Agreement, the Buyers shall be liable to pay interest at 1.60% over 3 months USD LIBOR per annum on the unpaid amount from the day from which same became due to the Sellers until the date of actual payment thereof.

14.	Sellers’ default

A) The parties agree that the Sellers shall be in default of performance of their obligations under this Agreement in the following cases:

1) If the Sellers fail or delay, without legal justification under this Agreement, to deliver the Vessel to the Buyers although it was delivered from the Builders to the Sellers and shall fail to remedy same within 3 (three) banking days after receipt by the Buyers of the Notice of Readiness; or

2) If the Sellers shall commit any other material breach of this Agreement and shall fail to remedy same within 5 (five) banking days of receipt by the Sellers of an enforcement notice from the Buyers by fax; or

3) If a petition is presented or an order or an effective resolution is passed for the winding up of the Sellers or if a receiver or a preliminary receiver or an administrative receiver (or equivalent) is appointed over the whole or any substantial part of the undertaking or property of the Sellers or if the Sellers become insolvent or suspend payment generally of their debts or cease to carry on their business or make any special arrangements, voluntary arrangements or composition with their creditors or any proceedings are commenced relating to the whole or a substantial portion of the property of the Sellers under any re-organisation, arrangement or readjustment of debt, dissolution, winding-up, adjustement, composition bankruptcy or liquidation law or statute of any jurisdiction whether now or hereafter in effect; or

4) If any of the Sellers’ representations and/or warranties under Clause 20 are untrue or incorrect or inaccurate in a material respect; or

B) If the Sellers are in default as defined under Clause 14 A) above, the Buyers shall have the right to cancel this Agreement by giving notice in writing to the Sellers.

C) If this Agreement is rescinded, cancelled or otherwise terminated by the Buyers in accordance with the provisions of this Clause 14 B), then the Sellers shall release and repay immediately to the Buyers the amount of the Deposit as per Clause 2 hereabove paid by the Buyers together with interest earned thereon. Save as provided for below under Clause 14 D) this shall be the Buyers’ sole remedy and the Buyers shall have no claims against the Sellers for any further loss and damages howsoever caused.

D) Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall pay liquidated damages in the amount of 10% (ten percent) of the Purchase Price i.e. USD 7,738,500.- (United States Dollars Seven Million Seven Hundred Thirty Eight Thousand and Five Hundred) if the failure if due to Sellers’ proven gross negligence, but not Builders’ default under the Building Contract, and the Buyers cancel this Agreement.

15.	Buyers’ representatives (See Clause 19 in the Appendix No. 1)

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

Clauses 17 to 26 as per attached Appendix I, together with the following:

- Exhibit A : Shipbuilding Contract as emailed on 01.08.2008 to the Buyers.

- Exhibit B : Specifications as emailed on 01.08.2008 to the Buyers.

- Exhibit C : Makers’ Selection and Extra Cost List as emailed on 01.08.2008 to the Buyers.

- Exhibit D : Performance Guarantee of Buyers

- Exhibit E : Novation Agreement

as attached, shall form an integral part of this Agreement.

This Agreement has been drawn up in 2 (two) originals, one to be held by each party.

For and on behalf of the Sellers	For and on behalf of the Buyers
MAROWN NAVIGATION LIMITED	GLOBAL SHIP LEASE INC.

Name	Name
Title	Title

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

APPENDIX No. 1

to the

MEMORANDUM OF AGREEMENT dated 11th September 2008

(together hereinafter called the “Agreement”)

made between

MAROWN NAVIGATION LIMITED

having its registered office at the 2nd floor, Railway Chambers, Bank Circus,

Douglas IM1 5AB, Isle of Man

(hereinafter called the “Sellers”)

and

GLOBAL SHIP LEASE INC.

having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island

Majuro MH96960, Marshall Islands, or a company nominated by Global Ship Lease Inc. in accordance with Clause 22 of this Agreement guaranteed by Global Ship Lease Inc.

(hereinafter called the “Buyers”)

relating to Hull no. YZJ2007-789 (the “Vessel”)

Clause 17

The Sellers represent that Jiangsu Tianyuan Maine Import & Export Co. Ltd having its registered office at NO 60 Jiangsu Road Nanjing, Jiangsu 210009, People’s Republic of China and Jiangsu New Yangzi Shipbuilding Co. Ltd, having its registered office at Jingjiang Park of Jiangyin Economic Development Zone of Jiangsu Province 214532, the People’s Republic of China, (hereinafter called collectively the “Builders”) have entered into the shipbuilding contract No. 2007NYZ068IM dated 28 May 2007 (hereinafter called the “Building Contract”) for the construction, sale and delivery of one 4.250 TEU container vessel which incorporates in accordance with its terms the following documents:

a)	the specifications (Drawing No. M2007M015-001)

b)	the general arrangements plan (Drawing No. M2007M-015-002) and

c)	the makers’ list for equipment (Drawing No. M2007-015-003)

(hereinafter collectively called the “Specifications”).

The Sellers further represent that the Building Contract and the Specifications are as provided to the Buyers, incorporate all series agreements as referred in Article IV.2(a) of the Building Contract and have not been amended.

Clause 18 - Buyers’ Rights prior to Delivery of the Vessel

0.	Sellers shall continue to exercise all their rights and fulfil all their obligations in accordance with the Building Contract. The Sellers shall keep the Buyers with reasonable regularity informed on the progress of the construction and advise the Buyers of any material problem or question arising or expected.

I.	The delivery of the Vessel is presently scheduled for 19 October 2010 according to the building schedule of the Builders. The Building Contract stipulates 29 October 2010 as the contractual delivery date. In the event that the Sellers are entitled to rescind/cancel the Building Contract under Article VIII of the Building Contract and exercise such right of rescission/cancellation, the Buyers shall be entitled to rescind/cancel this Agreement upon notice to the Sellers. In such a case this Agreement shall become null and void and the Deposit as per Clause 2 with all interest earned thereon shall be released and repaid immediately to the Buyers.

Clause 18 (continuing):

II.	The Sellers’ financing, insurance and supervision costs are for their own account. The Buyers are entitled to receive the liquidated damages required to be credited by the Builders to the Sellers under Article III of the Building Contract. However, should any such liquidated damages be attributed to the delayed delivery of the Vessel under the Building Contract, an amount equal to the additional interest due under the Sellers’ construction finance, for the period of delay, plus any reasonable additional costs incurred for the newbuilding supervision during the delay period shall be deducted from such liquidated damages to be credited to the Buyers. Such credit in respect of the liquidated damages shall be made by adjustment of the Purchase Price.

III.	The Buyers’ rights with regard to the acceptance and rejection of the Vessel under this Agreement shall be strictly back-to-back with the Sellers’ rights under the Building Contract.

IV.	a)	The Sellers will consult with the Buyers promptly before exercising their rights to accept or reject the Vessel under the Building Contract or to rescind or cancel the Building Contract in accordance with Article III of the Building Contract.

	b)	Insofar as the Sellers are entitled under the Building Contract, at their option, to reject the Vessel and consequently rescind or cancel the Building Contract in accordance with Article III of the Building Contract, the Sellers will without prejudice to Clause 18(II) of this Agreement accept the Vessel in accordance with the Building Contract if so instructed in writing by the Buyers, provided that the Sellers have received clear and unconditional acceptance of the Vessel by the Buyers in writing.

	c)	The Sellers shall notify the Buyers of their right to accept or reject the Vessel without undue delay. The Buyers have to make their decision of whether to accept or reject the Vessel promptly after receipt of the Sellers’ notification but in any case before the Sellers’ acceptance/rejection of the Vessel is due to be given to the Builders in accordance with the Building Contract.

	d)	In case the Buyers elect to accept the Vessel by expressed acceptance as described above, then the related instruction shall be deemed to constitute an obligation of the Buyers to take delivery of and accept the Vessel under this Agreement notwithstanding the Vessel has not been built in accordance with the Building Contract.

V.	If the Sellers have the right to reject the Vessel and consequently rescind or cancel the Building Contract in accordance with Article III of the Building Contract and the Buyers have instructed in writing the Sellers to reject the Vessel, the Sellers shall be free to accept the Vessel or to rescind or cancel the Building Contract. Should the Sellers in such case decide to accept the Vessel, the Buyers are not bound to accept delivery of the Vessel under this Agreement. In such case this Agreement shall become null and void and the Sellers are not entitled to claim any compensation and/or any costs and expenses from the Buyers or vice versa and the amount of the Deposit as per Clause 2 of this Agreement paid by the Buyers together with interest earned thereon shall be released and repaid immediately to the Buyers. In such a case the Sellers shall reimburse the Buyers for the Owner’s Supply including but not limited to lubricating oil, lashing material and initial supply at the Buyers’ reasonable net prices evidenced by invoices/vouchers.

VI.	The Buyers’ other rights prior to delivery of the Vessel are as follows:

a)	The Buyers recognize that the Vessel is part of a series which the Builders are building for the Sellers and therefore recognize that the Sellers may agree with the Builders changes to the Vessel’s Specifications as part of changes made to the series to which the Vessel belongs, provided that (i) the changes do not diminish materially the quality of the Vessel; (ii) the total of all these changes / modifications does not exceed USD 100,000.00 (one hundred thousand United States Dollars); (iii) the Buyers’ representatives are duly advised/informed about such changes/ modifications and (iv) such changes or modifications do not affect the deadweight, container intake, speed, consumption or classification of the Vessel. All other changes and/or modifications require the Buyers’ prior written approval, which shall not be unreasonably withheld or delayed.

Clause 18 (continuing):

The Sellers shall give the Buyers copies of all notices and correspondence with or to the Builders relating to the Vessel, her construction and trials. Changes involving any additional cost payable to the Builder or credit due to the Seller shall be respectively paid by or credited to the Buyers at the time of delivery of the Vessel under this Agreement.

b)	The Buyers shall have the right to request the Sellers who will request from the Builders modifications, changes and/or extras in and to the Vessel in accordance with Article V of the Building Contract. Any such requested changes will be subject to the prior agreement of the Builders and subject to agreement between the Sellers and the Builders in accordance with Article V.1 of the Building Contract on compensation payable to the Builders with regard to each such change that is carried out, and subject to such request not having regard to the fact that the Buyers’ request may result in the Vessel’s Specifications deviating from the specifications of the remainder of the series which the Builders are building for the Sellers. The Sellers acting in good faith shall not unreasonably withhold their co-operation to changes/modification which the Buyers consider necessary, provided the Builders also accept such changes/modifications in accordance with their obligations under Article V of the Building Contract. Further, the Sellers will use their best endeavours to keep the additional cost at a reasonable level. The Buyers shall pay the Sellers for such modifications, changes and/or actions at the time when due under Article V of the Building Contract or the Builder may require and such sums shall be reimbursed by the Sellers if this Agreement is cancelled, rescinded or terminated.

c)	The Buyers shall pay the Builders, at the time of delivery of the Vessel, for any increase in the price payable by the Sellers to the Builders for the construction of the Vessel if such increase is due to a change or alteration of rules and regulations with which the construction of the Vessel is to comply as per Article I of the Building Contract in connection with the Specifications.

d)	The Sellers shall provide the Buyers with one set of building drawings at the Buyers’ sole cost after drawing approval has taken place.

e)	The Sellers shall ensure that at delivery of the Vessel by the Sellers to the Buyers at least two (2) copies of the finished drawings of the Vessel shall be placed on board the Vessel and one (1) extra copy of the finished drawings shall be sent to the Buyers’ nominated office.

f)	The Sellers shall notify forthwith the Buyers in writing if the Sellers are informed that the construction of the Vessel does not meet the requirements of the Rules and Regulations required under the Building Contract or the Specifications with which the construction of the Vessel has to comply provided the Sellers are aware of such deficiency themselves.

g)	The Sellers’ rights and obligations under Article IX (Clauses 1 to 5 inclusive) of the Building Contract shall be assigned from the Sellers to the Buyers upon delivery of the Vessel. The Buyers have to take over the costs for the Guarantee Engineer as per the Building Contract. The Sellers undertake to use their best endeavours to obtain the Builders’ consent to the assignment of those warranty rights under Article IX, Clauses 1 to 5 of the Building Contract. The form of the assignment of warranties referred to in Article IX Clause 4 of the Building Contract shall be agreed between the Sellers, the Buyers and the Builders before the scheduled delivery of the Vessel under this Agreement.

Clause 18 (continuing):

The Sellers shall do their utmost to have the Builder’s warranties and the Seller’s rights and obligations assigned and if the Builders do not give their consent to such assignment the Sellers shall authorise the Buyers to make any claims under the Builders’ Warranty in the name of the Sellers and provide an irrevocable power of attorney on delivery so empowering the Buyers. The Buyers will bear their own costs connected therewith including but not limited to the costs for the Guarantee Engineer and will indemnify the Sellers against all losses, costs, damages and expenses thereby incurred or to be incurred and the Buyers shall keep the Sellers informed of the prospect of such claims.

Clause 19 - Supervision at the Builders prior Delivery

The Sellers will continue to supervise the construction of the Vessel in accordance with normal shipbuilding supervision practice in order to secure delivery of the Vessel in accordance with the Building Contract.

I.	The Buyers have the right to appoint two (2) supervisors to join the Sellers’ supervisory team conducting supervision and control over the shipbuilding process of the Vessel always provided the Builders give their consent to the two (2) additional supervisors. All expenses, responsibility and risks associated with such supervisors shall be borne by the Buyers and such supervisors shall remain the Buyers’ servants during the entire period. The Buyers’ supervisors shall be dressed as a Sellers’ superintendent and, without limiting their rights of inspection, shall be subordinated to the Sellers’ supervising team manager and all communications with the Builders shall be made only through the Sellers’ said manager provided, however, the Sellers’ said manager shall convey in full and in good time to the Builders all requests of the Buyers’ supervisors and exercise his best efforts to ensure that the reasonable requests of the Buyers’ supervisors are complied with by the Builders in a manner satisfactory to the Buyers’ supervisors. The Buyers’ supervisors may not interfere in nor delay the building process of the Vessel. If the Sellers shall have valid and justified reason to be dissatisfied with a supervisor of the Buyers, they shall have the right to request the Buyers that he will be replaced. If the Buyers choose not to appoint the two (2) supervisors to join the Sellers’ supervisory team, the Buyers and the Sellers agree that the Buyers will rely (without cost) on the Sellers’ supervisory team.

II.	The Buyers’ supervisors shall have the right to attend all inspections, tests and trials including the Builders’ daily inspections and the sea trials. The Buyers’ supervisors shall have the right to record all construction defects, which the Sellers shall take up with the Builders. The Buyers’ representatives have the right to re-inspect after rectification of defects. Any costs involved with respect to the inspections and reinspections shall be borne by the Buyers.

III.	The Buyers shall have the right to have their representatives to attend and participate in all tests and trials of the Vessel and be provided with such notice as the Seller’s are entitled to under the Building Contract. The Sellers shall copy to the Buyers forthwith on receipt all notices from the Builders of each equipment shop test and sea trials upon reception of the notice as per Article VI of the Building Contract.

IV.	In addition, the Buyers shall have the right to send for familiarization purposes to attend the Vessel a Captain and a Chief Engineer not earlier than 3 months, a Chief Officer and Second Engineer not earlier than 1 month and the remaining crew not earlier than 1 week prior to delivery of the Vessel by the Sellers to the Buyers provided all costs incurred are borne by the Buyers and the Builders give their consent to the attendance of the the crew. The Sellers shall use their best endeavours to procure the consent of the Builders for the Buyers’ crew to attend on board the Vessel.

Clause 20 - Representations and Warranties

I.	The Sellers represent and warrant to the Buyers that:

a)	the Sellers are duly incorporated and validly existing under the laws of Isle of Man as a limited liability company and have power to carry on their business as it is now being conducted and to own their property and other assets;

b)	the Sellers have the power to execute, deliver and perform their obligations under the Building Contract and under this Agreement and all necessary corporate, shareholder and other action has been taken to authorize the execution, delivery and performance of same;

c)	the Building Contract as [attached hereto] is true and complete and represents the entire agreement between the Sellers and the Builders with regard to the Vessel. The Building Contract and this Agreement constitute the legal, valid and binding obligations of the Sellers enforceable in accordance with their respective terms; and

d)	the Building Contract is valid and existing and the Sellers are not aware of any facts or circumstances which would entitle the Sellers or the Builders to terminate, rescind, cancel or claim damages under or for breach of the Building Contract.

II.	The Buyers represent and warrant to the Sellers that:

a)	the Buyers are duly incorporated and validly existing under the laws of their country of incorporation and have the power to carry on their business as it is now being conducted and acquire property and other assets; and

b)	The Buyers have the power to execute, deliver and perform their obligations under this Agreement and under all documents mentioned herein and in particular to accept and take delivery of the Vessel and all necessary corporate and other action has been taken to authorize the execution, delivery and performance of same.

Clause 21 - Covenants of the Sellers

The Sellers covenant that they and their associated companies, have not and will not in the future assign, amend or novate the Building Contract in any way or to any other party, nor grant any waiver of the Seller’s rights under the Building Contract including but not limited to an extension of the delivery date without first obtaining the Buyers’ prior written consent.

Clause 22 - Assignment to a nominee of the Buyers

The Sellers agree that prior to delivery of the Vessel, this Agreement may be assigned by the Buyers to its nominee, which shall be an affiliate of the Buyers and title taken by the nominee of the Buyers. In the event of any assignment pursuant to the terms of this Agreement, the nominee shall succeed to all rights and obligations of the Buyers hereunder. However, the Buyers shall remain responsible for the performance by the nominee of all the Buyers’ obligations, liabilities and responsibilities under this Agreement. All costs including but not limited to legal costs arising from such an assignment, if any, shall be borne by the Buyers. The Buyers shall provide the Sellers with a Guarantee in the form as attached hereto as Exhibit D before or upon assignment of their rights under the Agreement to its nominee.

Clause 23 - Conditions Precedent

I.

It shall be a condition precedent of this Agreement that the Sellers, the Buyers and Zim Integrated Shipping Services Ltd. (the “Charterers”) shall latest Thursday 11th September 2008 COB London have entered into a novation agreement as attached hereto as Exhibit E or in mutually agreed terms (the “Novation Agreement”) for the transfer of the Sellers’ rights and obligations under a charterparty dated 17 January 2008 and entered into between the Sellers and the Charterers in relation to the Vessel (the “Charter”) with the following main terms;

•	Period: min/max: 84-96 months

•	Charter hire: USD 28.200,00 per day less USD 200,00 per day total commission.

The Buyers and the Sellers shall bear equally the reasonable legal cost incurred by the Charterers for the negotiation of the Novation Agreement, if any.

II.	The Sellers acknowledge that there are discrepancies between the Preliminary TC Description in the Charter and Building Contract that the Sellers will take up with the Charterers within a reasonable time of the signature of this Agreement. If any discrepancy between the technical requirements of the Charter and the Building Contract gives rise to a right of the Charterer to (a) terminate the Charter which it exercises then this Agreement and the Novation Agreement shall likewise terminate, and/or (b) claim damages, then Sellers shall settle and pay such claim prior to delivery.

Clause 24 - Strictly back to back basis of this Agreement with the Building Contract

The Buyers agree to take delivery of the Vessel under this Agreement on a strictly back-to-back basis upon delivery of the Vessel from the Builders’ shipyard provided that the Vessel has been constructed in compliance with the Building Contract and the Specifications.

In the unlikely event that the Builders require the Sellers to pay any sum to which the Builder is entitled under the Building Contract in addition to the Contract Price under the Building Contract the Buyers agree to pay such additional sum in addition to the Purchase Price upon delivery of the Vessel pursuant to this Agreement.

Clause 25 - Effectiveness of the Agreement / Subject to the Agreement

The Buyers have confirmed in writing on 21 August 2008 that the merger between GSL and Marathon (the “Merger”) has been successfully completed.

Clause 26 - Additional Delivery Documents

I.	the Buyers shall furnish to the Sellers the following documents on delivery:

a)	Originals of the minutes of meetings of the board of directors of the Buyers approving, authorising and, where necessary, ratifying:

i.	the purchase of the Vessel on the terms of this Agreement;

ii.	the execution and delivery of this Agreement and the acceptance of the bill of sale and any other documents required to be executed and delivered by the Buyers in respect of this Agreement;

iii.	resolutions for the execution of a power of attorney; and

iv.	the performance of such other acts and things as may be required of the Buyers by this Agreement;

b)	Original Power of Attorney referred to above duly notarially attested; and

Clause 26 (continuing):

II.	the Sellers shall furnish to the Buyers the following documents on delivery:

a)	Originals of the minutes of meetings of the board of directors (and, if applicable, the shareholders) of the Sellers approving, authorising and, where necessary, ratifying:

i.	the sale of the Vessel on the terms of this Agreement;

ii.	the execution and delivery of this Agreement and the documents required to be executed and delivered by the Sellers in respect of this Agreement;

iii.	resolutions for the execution of a power of attorney; and

iv.	the performance of such other acts and things as may be required of the Sellers by this Agreement;

b)	Original Power of Attorney referred to above duly notarially attested.